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                                                                      EXHIBIT 16

                  [LETTERHEAD OF BECKMAN KIRKLAND & WHITNEY]


March 19, 1998


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:


We were previously principal accountants of Kaire Holdings Incorporated (formerly known as Interactive Medical Technologies, Ltd.), file number 0-15501, and, under the date of April 10, 1997, we reported on the consolidated financial statements of Interactive Medical Technologies Ltd. and Subsidiaries as of and for the years ended December 31, 1996 and 1995. On March 19, 1998, our appointment as principal accountants was terminated. We have read Kaire Holdings Incorporated statements included under Item 4 of its Form 8-K dated February 19, 1998, and we agree with such statements.


Sincerely,

/s/ Beckman Kirkland & Whitney
Beckman Kirkland & Whitney